PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact: Matt McNulty

             Chief Financial Officer                                                                                              904/858-9100

PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR

THE THIRD QUARTER AND FISCAL YEAR 2022

Patriot Transportation Holding, Inc. (NASDAQ-PATI) Jacksonville, Florida; August 3, 2022

Third Quarter Operating Results

The Company reported net income of $771,000, or $.22 per share for the quarter ended June 30, 2022, compared to $323,000, or $.09 per share, in the same quarter last year. Net income in the prior year third quarter included $133,000, or $.04 per share, from gains on real estate sales net of income taxes.

Revenue miles were down 535,000, or 9%, over the same quarter last year due to a lower average driver count resulting primarily from the closure of our Nashville location and turnover (down ~25 drivers from the 3rd quarter of last year). Operating revenues for the quarter were $23,501,000, up $2,646,000 from the same quarter last year due to rate increases, higher fuel surcharges and an improved business mix. Operating revenue per mile was up $.86, or 24.2%.

Compensation and benefits increased $574,000, mainly due to the recent increases in driver compensation mostly offset by a lower driver count and non-driver personnel reductions. Gross fuel expense increased $1,397,000 due to higher diesel prices. Insurance and losses increased $129,000, primarily due to the negative development of a fiscal year 2020 auto liability claim. Depreciation expense was down $299,000 in the quarter. Gain on the sale of assets was $163,000 versus $46,000 in the same quarter last year.

As a result, operating profit this quarter was $913,000 compared to $452,000 in the same quarter last year. Excluding the gain on sale of land, the adjusted operating profit was $269,000 in last year’s third quarter.

First Nine Months Operating Results for Fiscal year 2022

The Company reported net income of $6,720,000, or $1.85 per share, compared to $585,000, or $.17 per share, in the same period last year. The first nine months’ net income included $6,281,000, or $1.73 per share, from gains on real estate sales net of income taxes. Net income in the prior year nine months included $1,170,000, or $.34 per share, from gains on real estate sales net of income taxes.

Revenue miles were down 2,207,000, or 12%, over the same period last year due to a lower average driver count (down ~49 drivers from the first nine months of last year). Operating revenues for the period were $65,000,000, up $4,189,000 from the same period last year. Operating revenue per mile was up $.72, or 21.7% due to rate increases, higher fuel surcharges and an improved business mix.

Compensation and benefits increased $882,000, mainly due to the increased driver compensation package offset by a lower driver count and non-driver personnel reductions. Gross fuel expense increased $2,713,000 as a result of higher diesel prices. Insurance and losses increased $462,000, primarily as a result of a maximum limit COVID claim ($372,500) and the negative workers’ compensation adjustment from a prior year claim ($380,000). Depreciation expense was down $832,000 in the period. SG&A expense was higher by $384,000 mainly due to a one-time transaction bonus following the sale of the Tampa property for certain members of the management team ($312,000 in SG&A and $82,000 in Corporate for a total of $394,000) and higher legal fees. Gain on the sale of land was $8,330,000 due to the sale of our former terminal location in Tampa, FL compared to $1,614,000 in the same period last year due to the sale of our former terminal location in Pensacola, FL and the sale and partial leaseback of our terminal in Chattanooga, TN. Gain on the sale of assets was $642,000 versus a loss of ($153,000) in the same period last year.

As a result, operating profit this period was $8,815,000 compared to $822,000 in the same period last year. Operating ratio was 86.4 in the first nine months versus 98.6 the same period last year. Excluding the gain on sale of terminal sites and the one-time transaction bonus, adjusted operating profit for the first nine months was $879,000 as compared to an adjusted operating loss of ($792,000) in the same period last year. The COVID medical claim and the prior year workers’ compensation claim resulted in a total charge of $752,500 in the first nine months of fiscal 2022.

Summary and Outlook

Since announcing the first significant pay increase back in April of 2021, our driver count has stabilized and we have been holding steady at +/- 355 revenue producing drivers. During the first quarter of 2022 we announced additional driver pay increases in all of our markets, with the majority effective February 4, 2022. Driver turnover has fallen to 77% through the first nine months of this year versus 100% in last fiscal year. We continue to see steady activity on driver applications and the average number of drivers in training. In July, we announced additional driver pay increases effective August 5, 2022 in about half of our markets. These increases require drivers to meet certain criteria each month in order to qualify, including minimum average log hours worked and zero unexcused absences to help drive productivity.

We continue to successfully negotiate additional rate increases with our customers as we adjust driver pay. These additional rate increases will fully offset the additional driver pay. We continue to focus on diversifying our product mix with more water and dry bulk drivers.

Our balance sheet remained solid with $9.9 million of cash and cash equivalents as of June 30, 2022, with no outstanding debt. We replaced 10 tractors in the first half of this fiscal year with plans to buy an additional 20 replacement tractors and a handful of trailers in Q4 putting our current planned capital expenditures at ~$6,000,000 for fiscal year 2022.

Impact of the COVID-19 Pandemic

The COVID-19 pandemic continues to have some impact on demand for oil and petroleum products in certain markets but that impact was far less in this quarter than had been experienced since the beginning of the pandemic. As an essential business, we have continued to operate throughout the pandemic in accordance with CDC guidance and orders issued by state and local authorities.

Conference Call

The Company will host a conference call on August 3, 2022 at 3:00 PM (EDT). Analysts, shareholders and other interested parties may access the teleconference live by calling 1-888-506-0062 domestic or international at 1-973-528-0011. Computer audio live streaming is available at https://www.webcaster4.com/Webcast/Page/2058/45955. An audio replay will be available for sixty (60) days following the conference call by dialing toll free 1-877-481-4010 domestic or international 1-919-882-2331 then enter pass code 45955. An audio archive can also be accessed at https://www.webcaster4.com/Webcast/Page/2058/45955.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include the impact of the COVID-19 pandemic on our revenues, operations and financial condition; general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation business. The Company’s transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company engaged in the hauling of liquid and dry bulk commodities.

PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	JUNE 30,		JUNE 30,
	2022	2021	2022	2021

Operating revenues	$23,501	20,855	65,000	60,811

Cost of operations:
Compensation and benefits	9,774	9,200	27,820	26,938
Fuel expenses	3,965	2,568	9,843	7,130
Repairs & tires	1,502	1,316	4,163	4,033
Other operating	739	734	2,193	2,302
Insurance and losses	1,918	1,789	6,302	5,840
Depreciation expense	1,363	1,662	4,246	5,078
Rents, tags & utilities	651	653	2,032	2,052
Sales, general & administrative	2,328	2,284	6,945	6,561
Corporate expenses	511	426	1,613	1,516
Gain on sale of terminal sites	—	(183)	(8,330)	(1,614)
(Gain) loss on disposition of PP&E	(163)	(46)	(642)	153
Total cost of operations	22,588	20,403	56,185	59,989

Total operating profit	913	452	8,815	822

Interest income and other	13	1	17	4
Interest expense	(4)	(8)	(13)	(23)

Income before income taxes	922	445	8,819	803
Provision for income taxes	151	122	2,099	218

Net income	$771	323	$6,720	585

Unrealized investment losses, net	(4)	—	(7)	—

Comprehensive income	$767	323	$6,713	585

Earnings per common share:
Net income -
Basic	$0.22	0.09	1.95	0.17
Diluted	$0.22	0.09	1.85	0.17

Number of shares (in thousands) used in computing:
-basic earnings per common share	3,483	3,402	3,453	3,391
-diluted earnings per common share	3,504	3,420	3,628	3,401

PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,	September 30,
Assets	2022	2021
Current assets:
Cash and cash equivalents	$9,949	10,899
Accounts receivable (net of allowance for doubtful accounts of $66 and $86, respectively)	5,504	4,930
Inventory of parts and supplies	1,228	871
Prepaid tires on equipment	1,400	1,317
Prepaid taxes and licenses	111	448
Prepaid insurance	3,100	4,614
Prepaid expenses, other	202	299
Total current assets	21,494	23,378

Property and equipment, at cost	73,602	77,181
Less accumulated depreciation	53,968	54,497
Net property and equipment	19,634	22,684

Operating lease right-of-use assets	2,660	1,949
Goodwill	3,637	3,637
Intangible assets, net	606	756
Other assets, net	146	156
Total assets	$48,177	52,560

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,539	1,858
Federal and state taxes payable	1,675	263
Accrued payroll and benefits	2,878	2,939
Accrued insurance	1,198	1,105
Accrued liabilities, other	980	1,742
Operating lease liabilities, current portion	928	928
Total current liabilities	10,198	8,835

Operating lease liabilities, less current portion	1,928	1,131
Deferred income taxes	2,976	4,062
Accrued insurance	1,537	1,537
Other liabilities	862	879
Total liabilities	17,501	16,444
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, 5,000,000 shares authorized, of which 250,000 shares are designated Series A Junior Participating Preferred Stock; $0.01 par value; None issued and outstanding	—	—
Common stock, $.10 par value; (25,000,000 shares authorized; 3,484,004 and 3,415,643 shares issued and outstanding, respectively)	348	342
Capital in excess of par value	39,906	39,257
Accumulated deficit	(9,660)	(3,572)
Accumulated other comprehensive income, net	82	89
Total shareholders’ equity	30,676	36,116
Total liabilities and shareholders’ equity	$48,177	52,560

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with GAAP, Patriot presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Patriot uses these non-GAAP financial measures to analyze its continuing operations and to monitor, assess, and identify meaningful trends in its operating and financial performance. These measures are not, and should not be viewed as, substitutes for GAAP financial measures.

Adjusted Operating Profit

Adjusted operating profit excludes the impact of the gain on sale of terminal sites and the one-time transaction bonus related to the sale. Adjusted operating profit is presented to provide additional perspective on underlying trends in Patriot’s core operating results. A reconciliation between operating profit and adjusted operating profit is as follows:

	Three months ended		Nine months ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Operating profit	$913	452	8,815	822
Adjustments:
Gain on sale of terminal sites	—	(183)	(8,330)	(1,614)
One-time transaction bonus	—	—	394	—
Adjusted operating profit (loss)	$913	269	879	(792)